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                                  EXHIBIT 99.2
                                FUTURELINK CORP.

                      FUTURELINK COMPLETES ACQUISITION OF
                                 MICRO VISIONS

        ASP ADDS 1,300 TO ITS APPLICATION HOSTING SERVICES CUSTOMER BASE

IRVINE, CALIF. - OCT. 18, 1999 - FutureLink Corp. (OTC BB:FLNK), a leading Application Service Provider (ASP) and the number one provider of server-based computing solutions from Citrix Systems (NASDAQ: CTXS), today announced it has completed its acquisition of Micro Visions of Irvine, Calif., North America's largest reseller and integrator of Citrix server-based computing products. The transaction, approved by FutureLink shareholders in September, significantly expands the scope of FutureLink's ASP and Internet software rental services.

Terms of the agreement for Micro Visions' shareholders included the payment of $12 million cash and 7.2 million FutureLink common shares with the possibility of a further 1.2 million earn-out common shares being paid, depending on 1999 performance.

"With the addition of MicroVisions' unmatched pool of Citrix systems engineers, FutureLink is well positioned to meet the escalating demand for corporate and hosted ASP services," said Philip R. Ladouceur, executive chairman and CEO of FutureLink. "Micro Visions' industry expertise will be a vital contribution to FutureLink's mission to make access to software as easy as picking up the phone and getting a dial tone."

Combined pro forma revenues for FutureLink and Micro Visions for the six months ending June 30, 1999 reached $12.8 million. The acquisition expands FutureLink's nationwide presence, adding offices in Atlanta, Irvine, Los Angeles, Phoenix, Las Vegas, and Raleigh/Durham. Micro Visions adds 1,300 organizations to FutureLink's rapidly growing customer base. Micro Visions' revenues and financial results will be included in FutureLink's consolidated financial results commencing in the fourth quarter of 1999.

ABOUT FUTURELINK

FutureLink is a founder of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium. According to Forrester Research Inc., the application rental market is projected to reach $6 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to escape costly hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses.


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FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free ASP service at a predictable price. FutureLink, The Computer Utility Company(TM), offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessary subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.